Exhibit 99.1

FOR IMMEDIATE RELEASE

O-I REPORTS SECOND QUARTER 2010 RESULTS

PERRYSBURG, Ohio (July 28, 2010) — Owens-Illinois, Inc. (NYSE: OI) today reported financial results for the second quarter ended June 30, 2010.

Second-quarter highlights:

•      Earnings: Reported net earnings were $0.85 per share (diluted) in the second quarter of 2010, compared to $0.88 per share in the prior year. Adjusted net earnings (non-GAAP) of $0.90 per share were down from $0.94 per share in the second quarter of 2009. Earnings reflected an $0.08 per share impact from unfavorable currency translation.

•      Price: Higher price and product mix added 1.3 percent to sales compared to prior year, exceeding cost inflation.

•      Volume: Global shipments were down 1.8 percent from the prior year. Excluding volume loss tied to North American contracts renegotiated at the end of 2009, second quarter shipments were up 1.7 percent from the same period last year. The effect of overall lower shipments on earnings was fully offset by favorable regional sales mix due to strong growth of higher margin business in South America.

•      Costs: Cost inflation totaled $18 million. An increase in other manufacturing costs was more than offset by incremental footprint realignment savings and improved capacity utilization.

•      Strategic Events: O-I announced a joint venture to significantly expand its presence in Southeast Asia and China. This transaction, repayment of O-I’s $450 million 8.25 percent notes and the repurchase of 1.6 million shares of Company stock were funded by issuing $690 million of 3.0 percent exchangeable notes.

Second-quarter net sales were $1.7 billion in 2010, down from $1.8 billion in the prior year, primarily due to unfavorable foreign currency translation effects.

Net earnings attributable to the Company in the second quarter of 2010 were $141.1 million, or $0.85 per share (diluted), compared to $149.3 million, or $0.88 per share (diluted), in the prior year. Excluding items management considers not representative of ongoing operations, adjusted net earnings were $149.0 million, or $0.90 per share (diluted), compared with second quarter 2009 adjusted net earnings of $159.7 million, or $0.94 per share (diluted). A description of items that management considers not representative of ongoing operations and a reconciliation of the GAAP to non-GAAP earnings and earnings per share can be found in Note 1 provided below and in the charts on the Company’s Web site, www.o-i.com/investorrelations.

Commenting on the Company’s second quarter, Chairman and Chief Executive Officer Al Stroucken said, “The economic recovery accelerated in South America and China, driving stronger glass container demand in those regions. At the same time, the pace of improvement was inconsistent across North America and Europe as beer demand remained sluggish. We maintained higher selling prices, offsetting modest cost inflation. In addition, we expanded our presence in fast-growing markets through our acquisition of a plant in China and through our new Southeast Asia joint venture operating in Malaysia and Vietnam.”

Operational highlights: Solid operating performance

O-I reported second-quarter 2010 segment operating profit of $287 million, down from $292 million in the prior year. Unfavorable foreign currency translation negatively impacted operating profit by $17 million, reflecting a weaker Euro relative to the U.S. dollar and the translation of O-I’s Venezuelan operating results at a devalued exchange rate. Adjusted for currency translation, operating profit increased from the prior year, which highlighted the Company’s improved operating performance during the quarter.

Operating profit benefited from higher price and product mix, which added 1.3 percent to sales compared to the prior year and more than offset cost inflation of $18 million in the quarter. Global shipments in tonnes were down 1.8 percent from the prior year. As previously reported, shipments in North America were impacted by lower volumes following the renegotiation of contracts that went into effect in January. Excluding this impact, global shipments were up 1.7 percent. The effect of overall lower shipments on earnings was fully offset by favorable regional sales mix due to the strong growth of higher margin business in South America.

Large-scale restructuring from the Company’s strategic footprint alignment initiative is now essentially complete. Since the inception of the footprint program in 2007, O-I has reduced annualized fixed costs by $213 million, which included $18 million in the second quarter of 2010 compared to the prior year. The benefit of footprint initiative savings and overall higher capacity utilization during the second quarter more than offset other incremental costs related to the North American realignment efforts.

Corporate expense declined from the prior year partially due to the favorable impact of currency derivatives, while interest expense increased as a result of higher total debt levels.

Financial highlights: Strategic activities funded by attractively priced exchangeable senior notes

At June 30, 2010, O-I reported total debt of $3.501 billion and cash of $682 million. Net debt was $2.819 billion, down $128 million from the first quarter of 2010. The decline in net debt reflected a favorable foreign currency translation of $108 million, as well as $10 million of positive free cash flow. Available liquidity at June 30 was $725 million under the Company’s global revolving credit facility, which does not mature until June 2012. During the quarter, the Company issued $690 million of 3 percent exchangeable senior notes due in 2015. Proceeds were applied to repay O-I’s $450 million 8.25 percent senior notes due in 2013 and to repurchase 1.6 million shares of Company stock for $55 million. The new notes also funded the Company’s investment of $132 million in a plant in China and a joint venture in Southeast Asia, which was completed in July 2010.

Asbestos-related cash payments during the second quarter of 2010 were $43 million, down from $49 million during the second quarter of 2009. New lawsuits and claims filed during the first half of 2010 were approximately 29 percent lower than the same period last year. The number of pending asbestos-related lawsuits and claims was approximately 6,400 as of June 30, 2010, down from approximately 6,900 at the end of 2009.

Business outlook

Commenting on the Company’s outlook for the third quarter of 2010, Stroucken said, “We anticipate the economic recovery will continue, but improvement may vary given strong growth in the emerging markets and sluggish beer demand in North America and Europe. Price will likely be responsive to input cost trends and overall demand patterns. As our strategic footprint initiative is essentially complete, we anticipate higher capacity utilization compared with the prior year, but currency trends will likely remain a headwind for O-I. We look forward to additional strategic activities in the second half of the year that will deliver further growth and value to our shareholders.”

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Note 1:

The table below describes the items that management considers not representative of ongoing operations.

	Three months ended June 30
	2010		2009
$ Millions, except per-share amounts	Earnings	EPS	Earnings	EPS
Net Earnings Attributable to the Company	$141.1	$0.85	$149.3	$0.88
Items that management considers not representative of ongoing operations consistent with Segment Operating Profit
Charges for restructuring and asset impairment	7.9	0.05	5.2	0.03
Charges for note repurchase premiums and write-off of finance fees, net of related interest rate swap settlements	—	—	5.2	0.03
Adjusted Net Earnings	$149.0	$0.90	$159.7	$0.94

	Six months ended June 30
	2010		2009
$ Millions, except per-share amounts	Earnings	EPS	Earnings	EPS
Net Earnings Attributable to the Company	$226.4	$1.34	$194.4	$1.15
Items that management considers not representative of ongoing operations consistent with Segment Operating Profit
Charges for restructuring and asset impairment	7.9	0.05	52.9	0.31
Charges for note repurchase premiums and write-off of finance fees, net of related interest rate swap settlements	—	—	5.2	0.03
Adjusted Net Earnings	$234.3	$1.39	$252.5	$1.49

Company Profile

Millions of times a day, O-I glass containers deliver many of the world’s best-known consumer products to people all around the world. With the leading position in Europe, North America, Asia Pacific and Latin America, O-I manufactures consumer-preferred, 100-percent recyclable glass containers that enable superior taste, purity, visual appeal and value benefits for our customers’ products. Established in 1903, the Company employs more than 22,000 people with 78 plants in 22 countries. In 2009, net sales were $7.1 billion. For more information, visit www.o-i.com/investorrelations.

Regulation G

The information presented above regarding adjusted net earnings relates to net earnings attributable to the Company exclusive of items management considers not representative of ongoing operations and does not conform to U.S. generally accepted accounting principles (GAAP). It should not be construed as an alternative to the reported results determined in accordance with GAAP. Management has included this non-GAAP information to assist in understanding the comparability of results of ongoing operations. Management uses this non-GAAP information principally for internal reporting, forecasting, budgeting and calculating bonus payments. Further, the information presented above regarding free cash flow does not conform to GAAP. Management defines free cash flow as cash provided by operating activities less capital spending (both as determined in accordance with GAAP) and has included this non-GAAP information to assist in understanding the comparability of cash flows. Management uses this non-GAAP information principally for internal reporting, forecasting and budgeting.

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Management believes that the non-GAAP presentation allows the board of directors, management, investors and analysts to better understand the Company’s financial performance in relationship to core operating results and the business outlook.

The Company routinely posts all important information on its Web site — www.o-i.com/investorrelations.

Forward Looking Statements

This news release contains “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Forward-looking statements reflect the Company’s current expectations and projections about future events at the time, and thus involve uncertainty and risk. It is possible the Company’s future financial performance may differ from expectations due to a variety of factors including, but not limited to the following: (1) foreign currency fluctuations relative to the U.S. dollar, (2) changes in capital availability or cost, including interest rate fluctuations, (3) the general political, economic and competitive conditions in markets and countries where the Company has operations, including disruptions in capital markets, disruptions in the supply chain, competitive pricing pressures, inflation or deflation, and changes in the tax rates and laws, (4) consumer preferences for alternative forms of packaging, (5) fluctuation in raw material and labor costs, (6) availability of raw materials, (7) costs and availability of energy, (8) transportation costs, (9) the ability of the Company to raise selling prices commensurate with energy and other cost increases, (10) consolidation among competitors and customers, (11) the ability of the Company to integrate operations of acquired businesses and achieve expected synergies, (12) unanticipated expenditures with respect to environmental, safety and health laws, (13) the performance by customers of their obligations under purchase agreements, and (14) the timing and occurrence of events which are beyond the control of the Company, including events related to asbestos-related claims. It is not possible to foresee or identify all such factors. Any forward-looking statements in this news release are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances. Forward-looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations. While the Company continually reviews trends and uncertainties affecting the Company’s results of operations and financial condition, the Company does not assume any obligation to update or supplement any particular forward-looking statements contained in this news release.

Conference Call Scheduled for July 29, 2010

O-I CEO Al Stroucken and CFO Ed White will conduct a conference call to discuss the Company’s latest results on Thursday, July 29, 2010, at 8:30 a.m., Eastern Time. A live webcast of the conference call, including presentation materials, will be available on the O-I Web site at www.o-i.com/investorrelations.

The conference call also may be accessed by dialing 888-733-1701 (U.S. and Canada) or 706-634-4943 (international) by 8:20 a.m., Eastern Time, on July 29. Ask for the O-I conference call. A replay of the call will be available on the O-I Web site, www.o-i.com/investorrelations, for one year following the call.

Contacts:	O-I, Sasha Sekpeh, 567-336-2355 — Investor Relations
O-I, Stephanie Johnston, 567-336-7199 — Corporate Communications

Copies of O-I news releases are available on the O-I Web site at www.o-i.com/investorrelations or at www.prnewswire.com.

O-I’s third-quarter 2010 earnings conference call is currently scheduled for Thursday, October 28, 2010, at 8:30 a.m., Eastern Time.

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OWENS-ILLINOIS, INC.

Condensed Consolidated Results of Operations

(Dollars in millions, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009

Net sales	$1,710.9	$1,807.0	$3,293.4	$3,326.0
Manufacturing, shipping, and delivery expense	(1,314.0)	(1,399.6)	(2,585.7)	(2,621.8)

Gross profit	396.9	407.4	707.7	704.2

Selling and administrative expense	(125.6)	(122.4)	(246.6)	(240.9)
Research, development, and engineering expense	(15.2)	(14.1)	(29.1)	(28.0)
Interest expense (a)	(60.0)	(57.9)	(115.6)	(106.0)
Interest income	3.8	6.5	8.2	15.0
Equity earnings	13.6	14.1	26.1	27.7
Royalties and net technical assistance	4.2	3.5	8.0	6.3
Other income	1.5	0.9	2.6	2.5
Other expense (b)	(9.6)	(26.0)	(23.1)	(78.8)

Earnings before income taxes	209.6	212.0	338.2	302.0

Provision for income taxes	(54.7)	(49.5)	(88.9)	(80.7)

Net earnings	154.9	162.5	249.3	221.3

Net earnings attributable to noncontrolling interests	(13.8)	(13.2)	(22.9)	(26.9)

Net earnings attributable to the Company	$141.1	$149.3	$226.4	$194.4

Basic net earnings per share	$0.86	$0.89	$1.36	$1.16

Weighted average shares outstanding (000s)	163,501	167,764	165,431	167,424

Diluted net earnings per share	$0.85	$0.88	$1.34	$1.15

Diluted average shares (000s)	166,459	170,493	168,555	169,481

(a)   Amount for the three and six months ended June 30, 2009 includes charges of $5.2 million (pretax and after tax) for note repurchase premiums and the write-off of finance fees related to debt that was repaid prior to its maturity.  The aftertax effect of this charge is a reduction in earnings per share of $0.03.

(b)   Amount for the three and six months ended June 30, 2010 includes charges of $8.0 million ($7.9 million after tax amount attributable to the Company) for restructuring and asset impairment.  The effect of these charges is a reduction in earnings per share of $0.05.

Amount for the three months ended June 30, 2009 includes charges of $5.2 million (pretax and after tax amount attributable to the Company) for restructuring and asset impairment.  The effect of these charges is a reduction in earnings per share of $0.03.

Amount for the six months ended June 30, 2009 includes charges of $55.6 million ($52.9 million after tax amount attributable to the Company) for restructuring and asset impairment.  The effect of these charges is a reduction in earnings per share of $0.31.

OWENS-ILLINOIS, INC.

Condensed Consolidated Balance Sheets

(Dollars in millions)

	June 30,	Dec. 31,	June 30,
	2010	2009	2009
Assets
Current assets:
Cash and cash equivalents	$682.3	$811.7	$677.2
Short-term investments, at cost which approximates market	0.7	0.9	4.8
Receivables, less allowances for losses and discounts	1,099.2	1,004.2	1,126.4
Inventories	874.0	900.3	1,039.0
Prepaid expenses	71.8	79.6	70.0

Total current assets	2,728.0	2,796.7	2,917.4

Investments and other assets:
Equity investments	106.0	114.3	115.7
Repair parts inventories	138.3	125.1	139.9
Prepaid pension	41.1	46.3
Deposits, receivables, and other assets	495.2	521.7	498.1
Goodwill	2,221.7	2,381.0	2,290.8

Total other assets	3,002.3	3,188.4	3,044.5

Property, plant, and equipment, at cost	6,297.3	6,618.9	6,206.3
Less accumulated depreciation	3,669.4	3,876.6	3,554.0

Net property, plant, and equipment	2,627.9	2,742.3	2,652.3

Total assets	$8,358.2	$8,727.4	$8,614.2

Liabilities and Share Owners’ Equity
Current liabilities:
Short-term loans and long-term debt due within one year	$272.7	$352.0	$357.8
Current portion of asbestos-related liabilities	175.0	175.0	175.0
Accounts payable	812.9	863.2	802.5
Other liabilities	658.4	644.1	622.6

Total current liabilities	1,919.0	2,034.3	1,957.9

Long-term debt	3,227.8	3,257.5	3,284.4
Deferred taxes	159.9	186.3	154.2
Pension benefits	533.6	577.6	712.4
Nonpension postretirement benefits	264.5	266.7	239.0
Other liabilities	276.7	358.5	349.7
Asbestos-related liabilities	233.0	310.1	236.1
Share owners’ equity:
The Company’s share owners’ equity:
Common stock	1.8	1.8	1.8
Capital in excess of par value	3,046.6	2,941.9	2,927.6
Treasury stock, at cost	(414.3)	(217.1)	(218.8)
Retained earnings	355.8	129.4	162.0
Accumulated other comprehensive loss	(1,451.6)	(1,317.8)	(1,424.4)

Total share owners’ equity of the Company	1,538.3	1,538.2	1,448.2
Noncontrolling interests	205.4	198.2	232.3
Total share owners’ equity	1,743.7	1,736.4	1,680.5

Total liabilities and share owners’ equity	$8,358.2	$8,727.4	$8,614.2

OWENS-ILLINOIS, INC.

Condensed Consolidated Cash Flows

(Dollars in millions)

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
Cash flows from operating activities:
Net earnings	$154.9	$162.5	$249.3	$221.3
Non-cash charges:
Depreciation	87.4	93.8	177.4	182.2
Amortization of intangibles and other deferred items	6.4	5.0	12.6	9.3
Amortization of finance fees and debt discount	5.7	1.6	8.6	4.0
Restructuring and asset impairment	8.0	5.2	8.0	55.6
Other	35.7	11.1	84.3	40.7
Asbestos-related payments	(43.2)	(49.4)	(77.2)	(84.2)
Cash paid for restructuring activities	(12.3)	(13.0)	(31.2)	(33.2)
Change in non-current operating assets	(14.7)	13.5	(26.5)	11.1
Change in non-current liabilities	(17.0)	(36.4)	(30.1)	(67.7)
Change in components of working capital	(60.8)	17.8	(200.6)	(155.9)
Cash provided by operating activities	150.1	211.7	174.6	183.2
Cash flows from investing activities:
Additions to property, plant, and equipment	(139.7)	(77.5)	(236.5)	(124.1)
Acquisitions, net of cash acquired			(25.8)
Repayment from equity affiliate				1.6
Change in short-term investments			0.3
Net cash proceeds related to sale of assets	0.1	4.1	0.3	4.2
Cash utilized in investing activities	(139.6)	(73.4)	(261.7)	(118.3)
Cash flows from financing activities:
Additions to long-term debt	690.0	795.5	690.0	1,070.4
Repayments of long-term debt	(485.8)	(562.2)	(490.0)	(745.8)
Increase (decrease) in short-term loans	40.9	(47.9)	(8.4)	(65.5)
Net receipts for hedging activity	9.5	24.7	21.5	29.1
Payment of finance fees	(17.9)	(11.8)	(17.9)	(11.8)
Dividends paid to noncontrolling interests	(15.9)	(38.4)	(21.7)	(55.4)
Treasury shares purchased	(55.0)		(199.2)
Issuance of common stock and other	1.3	0.3	3.5	4.3
Cash provided by (utilized in) financing activities	167.1	160.2	(22.2)	225.3
Effect of exchange rate fluctuations on cash	(16.7)	16.4	(20.1)	7.5
Increase (decrease) in cash	160.9	314.9	(129.4)	297.7
Cash at beginning of period	521.4	362.3	811.7	379.5
Cash at end of period	$682.3	$677.2	$682.3	$677.2

OWENS-ILLINOIS, INC.

Consolidated Supplemental Financial Data

(Dollars in millions)

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009

Net sales:

Europe	$715.5	$793.9	$1,383.6	$1,406.8
North America	516.2	560.4	959.9	1,054.7
South America	247.6	249.9	458.5	463.9
Asia Pacific	223.1	192.8	473.6	374.8

Reportable segment totals	1,702.4	1,797.0	3,275.6	3,300.2

Other	8.5	10.0	17.8	25.8

Net sales	$1,710.9	$1,807.0	$3,293.4	$3,326.0

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009

Segment Operating Profit (a):

Europe	$104.5	$120.4	$160.9	$164.6
North America	87.5	103.1	150.8	165.8
South America	64.3	57.0	106.0	117.0
Asia Pacific	30.8	11.4	67.6	36.4

Reportable segment totals (b)	287.1	291.9	485.3	483.8

Items excluded from Segment Operating Profit:
Retained corporate costs and other	(13.3)	(23.3)	(31.7)	(35.2)
Restructuring and asset impairment	(8.0)	(5.2)	(8.0)	(55.6)

Interest income	3.8	6.5	8.2	15.0
Interest expense	(60.0)	(57.9)	(115.6)	(106.0)
Earnings before income taxes	$209.6	$212.0	$338.2	$302.0

The following notes relate to Segment Operating Profit:

(a)   Operating Profit consists of consolidated earnings before interest income, interest expense, and provision for income taxes.  Segment Operating Profit excludes amounts related to certain items that management considers not representative of ongoing operations as well as certain retained corporate costs.

The Company presents information on “Operating Profit” because management believes that it provides investors with a measure of operating performance separate from the level of indebtedness or other related costs of capital.  The most directly comparable GAAP financial measure to Operating Profit is net earnings.  The Company presents Segment Operating Profit because management uses the measure, in combination with net sales and selected cash flow information, to evaluate performance and to allocate resources.

A reconciliation from Segment Operating Profit to earnings before income taxes is included in the tables above.

(b)   Segment Operating Profit for the three and six months ended June 30, 2010, excludes charges of $8.0 million for restructuring and asset impairment.

Segment Operating Profit for the three months ended June 30, 2009, excludes charges of $5.2 million for restructuring and asset impairment.

Segment Operating Profit for the six months ended June 30, 2009, excludes charges of $55.6 million for restructuring and asset impairment.